Exhibit 5.1

November 20, 2024

Coya Therapeutics, Inc.

5850 San Felipe St., Suite 500

Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel to Coya Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 1,379,314 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issued in a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement entered into on October 21, 2024 with certain accredited investors.

In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
LOWENSTEIN SANDLER LLP

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